EXHIBIT 99.1

BIMINI CAPITAL MANAGEMENT ANNOUNCES FIRST QUARTER 2020 RESULTS

VERO BEACH, Fla., (May 14, 2020) – Bimini Capital Management, Inc. (OTCQB:BMNM), (“Bimini Capital,” “Bimini,” or the “Company”), today announced results of operations for the three month period ended March 31, 2020.

First Quarter 2020 Highlights

•	Net loss of $22.3 million, or $1.92 per common share
•	Book value per share of $1.52
•	Company to discuss results on Friday, May 15, 2020, at 10:00 AM ET

Impact of the COVID-19 Pandemic

Beginning in mid-March 2020, the global pandemic associated with the novel coronavirus COVID-19 (“COVID-19”) and related economic conditions began to impact our financial position and results of operations. As a result of the economic, health and market turmoil brought about by COVID-19, the Agency MBS market experienced severe dislocations. This resulted in falling prices of our assets and increased margin calls from our repurchase agreement lenders. In order to maintain our leverage ratio at prudent levels, maintain sufficient cash and liquidity, reduce risk and satisfy margin calls, we sold assets at levels significantly below their carrying values. We timely satisfied all margin calls. The Agency MBS market largely stabilized after the Federal Reserve announced on March 23, 2020 that it would purchase Agency MBS and U.S. Treasuries in the amounts needed to support smooth market functioning. The following summarizes the impact COVID-19 has had on our financial position and results of operations through March 31, 2020.

•
We sold approximately $171.2 million of MBS during the three months ended March 31, 2020, realizing losses of approximately $5.8 million. Substantially all of the realized losses sustained in the quarter were a direct result of the adverse MBS market conditions associated with COVID-19.

•	Our MBS portfolio had a fair market value of approximately $54.4 million as of March 31, 2020, compared to $217.8 million as of December 31, 2019.
•	Our outstanding balances under our repurchase agreement borrowings as of March 31, 2020 were approximately $52.4 million, compared to $210.0 million as of December 31, 2019.
•	We recorded an additional valuation allowance against our deferred tax assets of approximately $11.2 million during the three months ended March 31, 2020.
•	Our stockholders’ equity was $17.6 million as of March 31, 2020, compared to $40.0 million as of December 31, 2019.

In response to the Shelter in Place order issued in Florida, management has invoked the Company’s Disaster Recovery Plan and its employees are working remotely. Prior planning resulted in the successful implementation of this plan and key operational team members maintain daily communication.

Although the Company cannot estimate the length or gravity of the impact of the COVID-19 outbreak at this time, if the pandemic continues, it may continue to have adverse effects on the Company’s results of future operations, financial position, and liquidity in fiscal year 2020.

In addition, President Trump signed into law the Coronavirus Aid, Relief, and Economic Security (CARES) Act, which will provide billions of dollars of relief to individuals, businesses, state and local governments, and the health care system suffering the impact of the pandemic, including mortgage loan forbearance and modification programs to qualifying borrowers who may have difficulty making their loan payments. On April 13, 2020, the Company received $152,000 through the Paycheck Protection Program of the CARES Act in the form of a low interest rate loan.  The Company has evaluated the other provisions of the CARES Act and does not believe it will have material effect on our consolidated financial statements. The Federal Housing Financing Agency (the “FHFA”) has instructed the GSEs on how they will handle servicer advances for loans that back Agency RMBS that enter into forbearance, which should limit prepayments during the forbearance period that could have resulted otherwise. During the forbearance period the Company will continue to receive scheduled principal and interest each month on its Agency RMBS securities.  There can be no assurance as to how, in the long term, these and other actions by the U.S. government will affect the efficiency, liquidity and stability of the financial and mortgage markets. To the extent the financial or mortgage markets do not respond favorably to any of these actions, or such actions do not function as intended, our business, results of operations and financial condition may continue to be materially adversely affected.

Details of First Quarter 2020 Results of Operations

The Company reported net loss of $22.3 million for the three month period ended March 31, 2020.   The results for the quarter included advisory services revenue of $1.7 million, interest and dividend income of $2.4 million, interest expense of $1.3 million, net realized and unrealized losses of $16.1 million, operating expenses of $1.7 million and an income tax provision of $7.4 million.

Management of Orchid Island Capital, Inc.

Orchid is managed and advised by Bimini.  As Manager, Bimini is responsible for administering Orchid’s business activities and day-to-day operations.  Pursuant to the terms of the management agreement, Bimini Advisors provides Orchid with its management team, including its officers, along with appropriate support personnel.

Bimini also maintains a common stock investment in Orchid which is accounted for under the fair value option, with changes in fair value recorded in the statement of operations for the current period.  For the three months ended March 31, 2020, Bimini’s statement of operations included a fair value adjustment of $(4.4) million and dividends of $0.4 million from its investment in Orchid’s common stock.  Also during the three months ended March 31, 2020, Bimini recorded $1.7 million in advisory services revenue for managing Orchid’s portfolio consisting of $1.4 million of management fees and $0.3 million in overhead reimbursement.

Capital Allocation and Return on Invested Capital

The Company allocates capital between two MBS sub-portfolios, the pass-through MBS portfolio (“PT MBS”) and the structured MBS portfolio, consisting of interest only (“IO”) and inverse interest-only (“IIO”) securities.  The table below details the changes to the respective sub-portfolios during the quarter.

Portfolio Activity for the Quarter
		Structured Security Portfolio
	Pass-Through	Interest-Only	Inverse Interest
	Portfolio	Securities	Only Securities	Sub-total	Total
Market Value - December 31, 2019	$216,231,000	$1,024,237	$585,716	$1,609,953	$217,840,953
Securities purchased	20,823,373	-	-	-	20,823,373
Securities sold	(170,698,280)	-	(456,969)	(456,969)	(171,155,249)
Losses on sales	(5,752,514)	-	(52,142)	(52,142)	(5,804,656)
Return of investment	n/a	(112,824)	(39,628)	(152,452)	(152,452)
Pay-downs	(6,535,288)	n/a	n/a	n/a	(6,535,288)
Premium lost due to pay-downs	(583,263)	n/a	n/a	n/a	(583,263)
Mark to market gains (losses)	372,732	(358,678)	(5,072)	(363,750)	8,982
Market Value - March 31, 2020	$53,857,760	$552,735	$31,905	$584,640	$54,442,400

The tables below present the allocation of capital between the respective portfolios at March 31, 2020 and December 31, 2019, and the return on invested capital for each sub-portfolio for the three month period ended March 31, 2020.   Capital allocation is defined as the sum of the market value of securities held, less associated repurchase agreement borrowings, plus cash and cash equivalents and restricted cash associated with repurchase agreements. Capital allocated to non-portfolio assets is not included in the calculation.

The returns on invested capital in the PT MBS and structured MBS portfolios were approximately (51.7)% and (25.2)%, respectively, for the first quarter of 2020.  The combined portfolio generated a return on invested capital of approximately (49.6)%.

Capital Allocation
		Structured Security Portfolio
	Pass-Through	Interest-Only	Inverse Interest
	Portfolio	Securities	Only Securities	Sub-total	Total
March 31, 2020
Market value	$53,857,760	$552,735	$31,905	$584,640	$54,442,400
Cash equivalents and restricted cash(1)	6,731,983	-	-	-	6,731,983
Repurchase agreement obligations	(52,357,397)	-	-	-	(52,357,397)
Total(2)	$8,232,346	$552,735	$31,905	$584,640	$8,816,986
% of Total	93.4%	6.2%	0.4%	6.6%	100.0%
December 31, 2019
Market value	$216,231,000	$1,024,237	$585,716	$1,609,953	$217,840,953
Cash equivalents and restricted cash(1)	12,353,267	-	-	-	12,353,267
Repurchase agreement obligations	(209,954,000)	-	-	-	(209,954,000)
Total(2)	$18,630,267	$1,024,237	$585,716	$1,609,953	$20,240,220
% of Total	92.0%	5.1%	2.9%	8.0%	100.0%

(1)	Amount excludes restricted cash of $2,775 and $31,850 at March 31, 2020 and December 31, 2019, respectively, related to trust preferred debt funding hedges.
(2)	Invested capital includes the value of the MBS portfolio and cash equivalents and restricted cash, reduced by repurchase agreement borrowings.

Returns for the Quarter Ended March 31, 2020
		Structured Security Portfolio
	Pass-Through	Interest-Only	Inverse Interest
	Portfolio	Securities	Only Securities	Sub-total	Total
Interest income (net of repo cost)	$1,101,386	$6,195	$4,597	$10,792	$1,112,178
Realized and unrealized gains (losses)	(5,963,045)	(358,678)	(57,214)	(415,892)	(6,378,937)
Hedge losses	(4,775,681)	n/a	n/a	n/a	(4,775,681)
Total Return	$(9,637,340)	$(352,483)	$(52,617)	$(405,100)	$(10,042,440)
Beginning capital allocation	$18,630,267	$1,024,237	$585,716	$1,609,953	$20,240,220
Return on invested capital for the quarter(1)	(51.7)%	(34.4)%	(9.0)%	(25.2)%	(49.6)%

(1)	Calculated by dividing the Total Return by the Beginning Capital Allocation, expressed as a percentage.

Prepayments

For the first quarter of 2020, the Company received approximately $6.7 million in scheduled and unscheduled principal repayments and prepayments, which equated to a 3-month constant prepayment rate (“CPR”) of approximately 13.7% for the first quarter of 2020.  Prepayment rates on the two MBS sub-portfolios were as follows (in CPR):

	PT	Structured
	MBS Sub-	MBS Sub-	Total
Three Months Ended	Portfolio	Portfolio	Portfolio
March 31, 2020	11.6	18.1	13.7
December 31, 2019	15.6	15.6	15.6
September 30, 2019	9.5	16.2	10.5
June 30, 2019	9.9	14.6	10.5
March 31, 2019	5.7	13.4	6.8

Portfolio

The following tables summarize the MBS portfolio as of March 31, 2020 and December 31, 2019:

($ in thousands)
				Weighted
		Percentage		Average
		of	Weighted	Maturity
	Fair	Entire	Average	in	Longest
Asset Category	Value	Portfolio	Coupon	Months	Maturity
March 31, 2020
Fixed Rate MBS	$53,858	98.9%	4.18%	334	1-Feb-50
Interest-Only MBS	552	1.0%	3.64%	289	15-Jul-48
Inverse Interest-Only MBS	32	0.1%	5.20%	230	15-May-39
Total MBS Portfolio	$54,442	100.0%	4.17%	333	1-Feb-50
December 31, 2019
Fixed Rate MBS	$216,231	99.3%	4.25%	316	1-Nov-49
Interest-Only MBS	1,024	0.5%	3.65%	281	15-Jul-48
Inverse Interest-Only MBS	586	0.2%	4.77%	254	25-Apr-41
Total MBS Portfolio	$217,841	100.0%	4.25%	316	1-Nov-49

($ in thousands)
	March 31, 2020		December 31, 2019
		Percentage of		Percentage of
Agency	Fair Value	Entire Portfolio	Fair Value	Entire Portfolio
Fannie Mae	$42,669	78.4%	$203,321	93.3%
Freddie Mac	11,746	21.6%	14,498	6.7%
Ginnie Mae	7	0.0%	22	0.0%
Total Portfolio	$54,442	100.0%	$217,841	100.0%

	March 31, 2020	December 31, 2019
Weighted Average Pass Through Purchase Price	$108.92	$107.12
Weighted Average Structured Purchase Price	$5.38	$6.39
Weighted Average Pass Through Current Price	$109.75	$108.77
Weighted Average Structured Current Price	$3.46	$6.91
Effective Duration (1)	3.266	3.196

(1)
Effective duration is the approximate percentage change in price for a 100 basis point change in rates.  An effective duration of 3.266 indicates that an interest rate increase of 1.0% would be expected to cause a 3.266% decrease in the value of the MBS in the Company’s investment portfolio at March 31, 2020.  An effective duration of 3.196 indicates that an interest rate increase of 1.0% would be expected to cause a 3.196% decrease in the value of the MBS in the Company’s investment portfolio at December 31, 2019. These figures include the structured securities in the portfolio but not the effect of the Company’s hedges. Effective duration quotes for individual investments are obtained from The Yield Book, Inc.

Financing and Liquidity

As of March 31, 2020, the Company had outstanding repurchase obligations of approximately $52.4 million with a net weighted average borrowing rate of 1.26%.  These agreements were collateralized by MBS with a fair value, including accrued interest, of approximately $54.6 million.  At March 31, 2020, the Company’s liquidity was approximately $5.9 million, consisting of unpledged MBS and cash and cash equivalents.

We may pledge more of our structured MBS as part of a repurchase agreement funding, but retain cash in lieu of acquiring additional assets.  In this way, we can, at a modest cost, retain higher levels of cash on hand and decrease the likelihood we will have to sell assets in a distressed market in order to raise cash.  Below is a list of outstanding borrowings under repurchase obligations at March 31, 2020.

($ in thousands)
Repurchase Agreement Obligations
			Weighted		Weighted
	Total		Average		Average
	Outstanding	% of	Borrowing	Amount	Maturity
Counterparty	Balances	Total	Rate	at Risk(1)	(in Days)
Mirae Asset Securities (USA) Inc.	$21,085	40.2%	1.14%	$1,338	15
Guggenheim Securities, LLC	14,860	28.4%	1.10%	710	13
South Street Securities, LLC	7,212	13.8%	1.77%	428	43
Mitsubishi UFJ Securities (USA), Inc.	5,343	10.2%	1.68%	11	13
JVB Financial Group, LLC	3,353	6.4%	0.80%	278	20
Citigroup Global Markets, Inc.	504	1.0%	1.87%	292	14
	$52,357	100.0%	1.26%	$3,057	18

(1)
Equal to the fair value of securities sold (including accrued interest receivable) and cash posted as collateral, if any, minus the sum of repurchase agreement liabilities, accrued interest payable and securities posted by the counterparty (if any).

Hedging

In connection with its interest rate risk management strategy, the Company economically hedges a portion of the cost of its repurchase agreement funding and also its junior subordinated notes by entering into derivative financial instrument contracts.  The Company has not elected hedging treatment under U.S. generally accepted accounting principles (“GAAP”) in order to align the accounting treatment of its derivative instruments with the treatment of its portfolio assets under the fair value option election. As such, all gains or losses on these instruments are reflected in earnings for all periods presented.  As of March 31, 2020, such instruments were comprised entirely of Eurodollar futures contracts.

The tables below present information related to outstanding Eurodollar futures contracts at March 31, 2020.

($ in thousands)
As of March 31, 2020
	Junior Subordinated Debt Funding Hedges
	Average	Weighted	Weighted
	Contract	Average	Average
	Notional	Entry	Effective	Open
Expiration Year	Amount	Rate	Rate	Equity(1)
2020	$1,000	1.91%	0.53%	$(3)
2021	1,000	1.02%	0.30%	(7)
Total / Weighted Average	$1,000	1.20%	0.35%	$(10)

(1)	Open equity represents the cumulative gains (losses) recorded on open futures positions from inception.

Book Value Per Share

The Company's Book Value Per Share at March 31, 2020 was $1.52.  The Company computes Book Value Per Share by dividing total stockholders' equity by the total number of shares outstanding of the Company's Class A Common Stock. At March 31, 2020, the Company's stockholders’ equity was $17.6 million, with 11,608,555 Class A Common shares outstanding.

Stock Repurchase Plan

On March 26, 2018, the Board of Directors of Bimini Capital Management, Inc. (the “Company”) approved a Stock Repurchase Plan (“Repurchase Plan”).  Pursuant to Repurchase Plan, the Company may purchase up to 500,000 shares of its Class A Common Stock from time to time, subject to certain limitations imposed by Rule 10b-18 of the Securities Exchange Act of 1934, as amended. Share repurchases may be executed through various means, including, without limitation, open market transactions.  The Repurchase Plan does not obligate the Company to purchase any shares. The Repurchase Plan was originally set to expire on November 15, 2018, but it has been extended twice by the Board of Directors, first until November 15, 2019, and then unit November 15, 2020.  The authorization for the Share Repurchase Plan may be terminated, increased or decreased by the Company’s Board of Directors in its discretion at any time.

Since inception of the program through March 31, 2020, the Company repurchased a total of 70,404 shares at an aggregate cost of approximately $166,945, including commissions and fees, for a weighted average price of $2.37 per share.

Management Commentary

Commenting on the first quarter, Robert E. Cauley, Chairman and Chief Executive Officer, said, “The first quarter of 2020 was perhaps the most devastating period ever witnessed in the United States and across the globe in terms of the impact on our health, way of life and particularly economic activity.  The COVID-19 Pandemic that first emerged in China during the fourth quarter of 2019 quickly spread around the globe and threatened the welfare and safety of everyone.  Given the fact the virus causing the pandemic was a novel virus, and therefore no one had an immunity to it, coupled with the ease with which is spread, necessitated drastic action be taken to safeguard society before the COVID-19 respiratory illness could cause health care centers to be hopelessly overwhelmed.  The actions taken, social distancing, shelter in place, among others, had devastating effects on economic activity across the globe.  The effects were first felt in the financial markets including the agency MBS market, which is the sole market we invest in, and the treasury rates market which significantly impacts our portfolio.

“As it became clear economic activity was on the verge of collapse, businesses and investors moved to raise cash as quickly as possible. The resulting selling of financial assets drove prices down quickly and margin calls became numerous, forcing levered investors to reduce leverage.  Assets traded in the most liquid markets or in a gain position were the first to be sold.  The Agency MBS market, the sole market the Company invests in, was one such market that witnessed the first wave of selling (in addition to U.S. Treasuries).  Bimini sold approximately 75% or our MBS portfolio, more than was needed to maintain adequate cash levels. We also reduced our hedge positions materially. In the end, we were left with enough liquidity to allow us to opportunistically redeploy our remaining capital once the market had settled.

“Given the importance of the mortgage market to the U.S. economy, particularly the Agency MBS market, the breakdown of the market prompted the Fed to intervene by, among other things, purchasing more U.S. Treasuries and Agency MBS in an effort to stabilize the market.  While the Fed’s initial steps proved inadequate, eventually, on March 23, 2020, the Fed announced an essentially unlimited asset purchase program for U.S. Treasuries and Agency MBS, including two day settlement periods.  The Fed went on to introduce many other facilities to support additional markets over the following days and weeks.  However, the action on March 23rd stabilized the Agency MBS market and asset prices quickly began to recover.  The Company was able to withstand the disruption to the Agency MBS market, although it did realize approximately $5.8 million of losses on the assets sold and book value on a per share basis was reduced by approximately 56%. At this time, Bimini was able to redeploy capital opportunistically.  Like Bimini, the share prices of all mortgage REIT’s were severely depressed in early April.  Bimini opted to purchase additional shares of Orchid Island at a substantial discount to March 31, 2020 book value.  The potential return on the shares exceeded returns available in the MBS markets simply because we could acquire exposure to the same market at a price that reflects the substantial discount to Orchid’s March 31, 2020 book value.  Moving forward, we anticipate the markets to slowly recover, funding levels to be very low and MBS investments – either via direct investment in securities or indirectly via shares of Orchid, to remain attractive.

“Orchid Island realized a 25.8% reduction in its shareholders equity during the first quarter and this will lower our management fees in coming months.  Per recent public disclosure Orchid has indicated its shareholder equity has partially recovered from the level as of March 31, 2020.  We welcome this news.  To the extent Orchid recovers further and is able to continue to grow its capital base in the future we will see our management fee revenues increase.  We hope to continue to execute on our strategy of organically growing our investment portfolio in an effort to utilize our tax NOL’s that expire later this decade.  It appears that now that we and Orchid have stabilized, we will be able to generate sufficient revenues to cover our costs and therefore will be able to resume execution of our strategy.  The events related to the COVID-19 pandemic have set us back, but have not precluded us from continuing on our intended path.”

Summarized Consolidated Financial Statements

The following is a summarized presentation of the unaudited consolidated balance sheets as of March 31, 2020, and December 31, 2019, and the unaudited consolidated statements of operations for the three months ended March 31, 2020 and 2019.  Amounts presented are subject to change.

BIMINI CAPITAL MANAGEMENT, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited - Amounts Subject To Change)

	March 31, 2020	December 31, 2019
ASSETS
Mortgage-backed securities	$54,442,400	$217,840,953
Cash equivalents and restricted cash	6,734,758	12,385,117
Investment in Orchid Island Capital, Inc. common stock	4,484,106	8,892,211
Accrued interest receivable	223,333	750,875
Deferred tax assets, net	25,887,684	33,288,536
Other assets	6,338,629	6,331,256
Total Assets	$98,110,910	$279,488,948

LIABILITIES AND STOCKHOLDERS' EQUITY
Repurchase agreements	$52,357,397	$209,954,000
Junior subordinated notes due to Bimini Capital Trust II	27,476,044	27,481,121
Other liabilities	633,425	2,076,836
Total Liabilities	80,466,866	239,511,957
Stockholders' equity	17,644,044	39,976,991
Total Liabilities and Stockholders' Equity	$98,110,910	$279,488,948
Class A Common Shares outstanding	11,608,555	11,608,555
Book value per share	$1.52	$3.44

BIMINI CAPITAL MANAGEMENT, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited - Amounts Subject to Change)

	Three Months Ended March 31,
	2020	2019
Advisory services	$1,724,597	$1,607,320
Interest and dividend income	2,404,803	2,555,225
Interest expense	(1,277,317)	(1,719,420)
Net revenues	2,852,083	2,443,125
Other (expense) income	(16,077,449)	1,358,992
Expenses	1,705,957	1,621,026
Net (Loss) income before income tax provision	(14,931,323)	2,181,091
Income tax provision	7,401,624	562,488
Net (loss) income	$(22,332,947)	$1,618,603

Basic and Diluted Net Income (Loss) Per Share of:
CLASS A COMMON STOCK	$(1.92)	$0.13
CLASS B COMMON STOCK	$(1.92)	$0.13

	Three Months Ended March 31,
Key Balance Sheet Metrics	2020	2019
Average MBS(1)	$136,141,675	$212,032,778
Average repurchase agreements(1)	131,155,699	199,771,000
Average stockholders' equity(1)	28,810,518	29,763,216

Key Performance Metrics
Average yield on MBS(2)	5.99%	4.13%
Average cost of funds(2)	2.83%	2.63%
Average economic cost of funds(3)	4.22%	2.62%
Average interest rate spread(4)	3.16%	1.50%
Average economic interest rate spread(5)	1.77%	1.51%

(1)	Average MBS, repurchase agreements and stockholders’ equity balances are calculated using two data points, the beginning and ending balances.
(2)
Portfolio yields and costs of funds are calculated based on the average balances of the underlying investment portfolio/repurchase agreement balances and are annualized for the quarterly periods presented.

(3)	Represents interest cost of our borrowings and the effect of derivative agreements attributed to the period related to hedging activities, divided by average repurchase agreements.
(4)	Average interest rate spread is calculated by subtracting average cost of funds from average yield on MBS.
(5)	Average economic interest rate spread is calculated by subtracting average economic cost of funds from average yield on MBS.

About Bimini Capital Management, Inc.

Bimini Capital Management, Inc. invests primarily in, but is not limited to investing in, residential mortgage-related securities issued by the Federal National Mortgage Association (Fannie Mae), the Federal Home Loan Mortgage Corporation (Freddie Mac) and the Government National Mortgage Association (Ginnie Mae). Its objective is to earn returns on the spread between the yield on its assets and its costs, including the interest expense on the funds it borrows.  In addition, Bimini generates a significant portion of its revenue serving as the manager of the MBS portfolio of Orchid Island Capital, Inc.

Forward Looking Statements

Statements herein relating to matters that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The reader is cautioned that such forward-looking statements are based on information available at the time and on management's good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in such forward-looking statements. Important factors that could cause such differences are described in Bimini Capital Management, Inc.'s filings with the Securities and Exchange Commission, including Bimini Capital Management, Inc.'s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Bimini Capital Management, Inc. assumes no obligation to update forward-looking statements to reflect subsequent results, changes in assumptions or changes in other factors affecting forward-looking statements.

Earnings Conference Call Details

An earnings conference call and live audio webcast will be hosted Friday, May 15, 2020, at 10:00 AM ET. The conference call may be accessed by dialing toll free (877) 312-5414.  International callers dial (408) 940-3877.  The conference passcode is 5778886.  A live audio webcast of the conference call can be accessed via the investor relations section of the Company’s website at www.biminicapital.com, and an audio archive of the webcast will be available for approximately one year.

CONTACT:
Bimini Capital Management, Inc.
Robert E. Cauley, 772-231-1400
Chairman and Chief Executive Officer
www.biminicapital.com